EXHIBIT 99



                   MTM TECHNOLOGIES, INC. COMPLETES ADDITIONAL
                           $4 MILLION INVESTMENT FROM
                   PEQUOT VENTURES AND CONSTELLATION VENTURES

Stamford, CT - July 11, 2005 - MTM Technologies, Inc. ("MTM Technologies") (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including secure access, voice over internet protocol (VOIP), storage, security, collaboration, and messaging solutions, announced that it has competed an additional $4 million investment from Pequot Ventures and Constellation Ventures. In this transaction, MTM Technologies issued 1,230,769 shares of Series A-4 Preferred Stock and 246,152 warrants to purchase shares of common stock at an exercise price of $4.06. The Series A-4 Preferred Stock is convertible into shares of common stock at a conversion price of $3.25 per share.

"To date the combined investment in the company by Pequot Ventures and Constellation Ventures is $50 million," noted Francis J. Alfano, MTM Technologies CEO. "We have an active pipeline of potential acquisition targets to support our strategy of acquiring solutions oriented IT providers. As we increase our revenue and the scale of our operations, we expect to leverage our existing corporate overhead to drive positive EBITDA contribution from our acquisitions."

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading national computer and communications technology management company providing IT networking and data center services, including secure access, VOIP, storage, security, and messaging solutions. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Avaya, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies' expectations or future events.

FOR MORE INFORMATION CONTACT:       John F. Kohler
                                    MTM Technologies, Inc.
                                    Phone: (203) 975-3750
                                    Fax: (281) 668-1054
                                    Email:  Investorrelations@mtm.com